Exhibit (d)(3)
AMENDMENT NO. 1
TO
INVESTMENT ADVISORY AGREEMENT
BETWEEN
SSGA FUNDS MANAGEMENT, INC.
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST
This Amendment No. 1 to Investment Advisory Agreement is dated as of April 9, 2009, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Adviser”).
WHEREAS, the Investment Company and the Adviser have entered into an Investment Advisory Agreement dated as of May 1, 2001, as amended (the “Agreement”); and
WHEREAS, the Investment Company and the Adviser now desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Adviser hereby agree to amend the Agreement as follows:
1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.
2.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Nancy L. Conlin

Name: Nancy L. Conlin Title: Secretary

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ James E. Ross

Name: James E. Ross Title: President